Exhibit 10.8
CALAMOS ASSET MANAGEMENT, INC.
Calamos Partners Deferred Bonus Award
Calamos Partners Deferred Bonus Award Statement for ______________
Congratulations! The following summarizes your Calamos Partners Deferred Bonus Award (“Deferred Bonus Award”):

Deferred Bonus (“Deferred Bonus”)
Grant date: March 3, 2016
Amount of Deferred Bonus: $____ Million
Vesting date: June 30, 2017*

*Subject to earlier vesting as set forth in the accompanying Terms of Calamos Partners Deferred Bonus Award (the “Award Terms”).

Your Deferred Bonus Award is issued under the Calamos Asset Management, Inc. Incentive Compensation Plan (the “Plan”) and is governed by the terms and conditions of the Plan and this Calamos Partners Deferred Bonus Award Statement (“Award Statement”), which includes the accompanying Award Terms. A copy of the Plan is available by request from the Human Resources Department.

[This Calamos Partners Deferred Bonus Award Statement, including the accompanying Terms of Calamos Partners Deferred Bonus Award, may constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.]

Calamos Asset Management, Inc.
Incentive Compensation Plan
Calamos Partners Deferred Bonus Award
Terms of Calamos Partners Deferred Bonus Award

1. Description of Award:	Deferred bonus (“Deferred Bonus”). The amount of your Deferred Bonus will be paid to you in cash as provide in Paragraph 4.
2. Deferred Bonus Vesting:
The Award will vest on June 30, 2017 (the “Vesting Date”), provided that you have remained in the continuous employ of the Company through such date. If prior to the Vesting Date your employment is terminated due your death, as a result of your disability (as defined below)) or by the Company without cause (as defined below), the Deferred Bonus will continue to vest and be paid to you or your beneficiary, as the case may be, as if your employment had not terminated. If prior to the Vesting Date, your employment is terminated for any reason other than your death, as a result of your disability or by the Company without cause, the Deferred Bonus will be immediately forfeited and cancelled and you will cease to have any rights with respect to the Deferred Bonus. For termination due to disability, we will use the definition of disability as defined in the Associate Handbook. We will use the definition of cause in your employment agreement with the Company, or if you do not have an employment agreement which defines cause, cause will mean the occurrence of any of the following events: (i) you have engaged in acts of gross moral turpitude or are convicted of, or have pled guilty or nolo contendere to any felony; (ii) you are found to have misappropriated money, assets, or other property of the Company or a Subsidiary (as defined in the Plan) or affiliate or of a client of the Company; (iii) you are found to have acted with gross negligence, or engaged in acts of gross misconduct; (iv) your breach of any of the terms of any agreement with the Company which adversely affects the Company; (v) your willful failure to substantially perform your duties as reasonably directed by the Company; (vi) you violate or otherwise materially breach your obligations under any code of ethics, code of conduct, or trading or other employment-related policy applicable to you; or (vii) your failure to maintain such licenses as are required for the performance of your duties.

3. Special Bookkeeping Account:
A special bookkeeping account (the “Account”) will be established, and maintained by the Company to reflect the amount of the Deferred Bonus. The Account will be credited with the initial amount of the Deferred Bonus.

4. Payment of Balance:
The Company will pay you or your beneficiary, as the case may be, the balance of the Account as of the Measurement Date (as defined below) upon or shortly after the Vesting Date. The “Measurement Date” means the last day of the month immediately preceding the Vesting Date or such other date as the Committee may determine. The Company will pay the balance of the Account to you in cash.

5. Committee Determinations Final:
All determinations made to with respect to your Deferred Bonus shall be made by the Committee in its sole discretion and such determinations shall be binding and conclusive on you and any party having or claiming any rights through you.

6. Transferability:	The Deferred Bonus may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
7. Unfunded and Unsecured Rights:
The Deferred Bonus will at all times be unfunded and no provision will at any time be made with respect to segregating any assets of the Company for payment of the Deferred Bonus. Your right or that of your beneficiary to receive payments under this Award Statement shall be an unsecured claim against the general assets of the Company. Neither you nor your estate (or beneficiary) shall have any rights in or against any specific assets of the Company.

8. Tax Withholding:
An aggregate amount of cash equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the distribution of the Deferred Bonus, (or such greater amount as may be requested by you and approved by the Committee, provided such greater withholding amount does not create an adverse accounting consequence to the Company), will be withheld from the distribution of the Deferred Bonus to you.

9. Federal Income Tax Considerations:
The following discussion is a summary of certain current U.S. Federal income tax consequences relating to the Deferred Bonus Award. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

Upon the distribution of the Deferred Bonus, ordinary income equal to the sum of the cash distributed and the amount withheld is recognized.

10. No Rights to Continued Employment:
Nothing contained in this Award Statement will be construed to confer on you any right to continue in the employ of the Company or any of its affiliates, or affect in any way the right of the Company or any of its affiliates to terminate your employment at any time.

11. Code Section 409A:
The Deferred Bonus Award is intended to be exempt from or to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and will be interpreted and construed in a manner consistent with that intent. In the event that any payment due you or your beneficiary under the Deferred Bonus Award could cause the application of an acceleration or additional tax under Section 409A, such payment shall be deferred if deferral will make such payment compliant under Section 409A. If an amount payable under the Deferred Bonus Award as a result of your separation of service (other than due to death) constitutes a deferral compensation subject to Section 409A and you are a “specified employee” (as defined in Section 409A) at the time of your separation of service, then payment of such amount shall not occur until six (6) months and one day after the date of your separation from service except as permitted under Section 409A.

12. Confidentiality and Restrictive Covenants Agreement:
As a condition to the receipt of your Deferred Bonus Award, you must execute the Confidentiality and Restrictive Covenants Agreement (the “Covenants Agreement”) attached hereto as Exhibit A and maintain compliance with the Covenants Agreement. Failure to have entered into the Covenants Agreement within thirty (30) days of the grant date, or any breach the Covenants Agreement, shall cause your Deferred Bonus Award and all other awards under the Plan to be cancelled, forfeited and of no further force or effect as of the date of such failure or breach.

13. Clawback:
As a condition to the receipt of your Deferred Bonus Award, you acknowledge and agree that your Deferred Bonus Award and your receipt of the distributions under your Deferred Bonus Award shall be subject to cancellation, forfeiture and repayment (clawback) in the event:
- you breach your obligations under the Covenants Agreement,

- you violate or otherwise materially breach your obligations under any code of ethics, code of conduct, trading or other employment-related policy applicable to you,

- your employment is terminated for cause,

 -you cease to be retired from the investment management industry (as determined by the Committee),

- you fail, after written request from the Committee, to affirm in writing that you have not violated or breached your obligations under the Covenants Agreement or under any code of ethics, code of conduct, trading or other employment-related policy applicable to you or that you remain retired, and/or

- as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, any other applicable law or regulation, any exchange listing requirement to which the Company is subject or any Company policy which may be adopted in furtherance thereof.

In addition to the foregoing, all incentive compensation awards granted or paid to you by the Company shall be subject to the provisions of any clawback policy implemented by the Company, to the extent set forth in such clawback policy and/or in the applicable grant agreement.

If any of the foregoing circumstances arise, the Committee shall determine the extent of any such cancellation, forfeiture and/or repayment (clawback) obligation and you will be advised of such determination.

[Acknowledgement Page Follows]

Acknowledgement:
I have read and understand the terms of the Award Statement. I acknowledge that the receipt of my Deferred Bonus Award is subject to me executing or having executed, and maintaining compliance with, the applicable Covenants Agreement. Failure by me to execute this Award Statement within thirty (30) days of the grant date, or any breach of the Covenants Agreement, shall cause my Deferred Bonus Award and all other awards granted to me under the Plan to be cancelled, forfeited, subject to repayment (clawback) and/or of no further force or effect as of the date of such failure or breach.

Signature: